Exhibit 5.1

HUNTON ANDREWS KURTH LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

January 10, 2019

Spirit of Texas Bancshares, Inc.

1836 Spirit of Texas Way

Conroe, Texas 77301

Re:	Registration Statement on Form S-4 (Registration No. 333- )

Ladies and Gentlemen:

We have acted as special counsel to Spirit of Texas Bancshares, Inc., a Texas corporation (“Spirit”), in connection with its Registration Statement on Form S-4 (as it may be amended from time to time, the “Registration Statement”) initially filed by Spirit with the Securities and Exchange Commission (the “Commission”) on January 10, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration under the Securities Act of up to an aggregate of 1,579,268 shares (the “Shares”) of common stock, no par value, of Spirit to be issued in connection with the transactions contemplated by the Agreement and Plan of Reorganization, dated as of November 27, 2018 (the “Reorganization Agreement”), by and between Spirit and First Beeville Financial Corporation, a Texas corporation (“Beeville”), pursuant to which Beeville will merge with and into Spirit, with Spirit continuing as the surviving corporation.

This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

In rendering the opinions set forth below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Reorganization Agreement; (ii) the Registration Statement; (iii) the Amended and Restated Certificate of Formation of Spirit, as amended to date; (iv) the Bylaws of Spirit, as amended to date; (v) certain resolutions adopted by the Board of Directors of Spirit; and (vi) such other documents and records as we have deemed necessary and relevant for the purposes hereof.

For purposes of the opinions expressed below, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals thereof, (iii) the legal capacity of natural persons, (iv) the genuineness of signatures, (v) the due authorization, execution and delivery of all documents by the parties thereto, other than Spirit, and (vi) the validity, binding effect and enforceability of all documents (other than the validity, binding effect and enforceability thereof upon Spirit).

ATLANTA   AUSTIN   BANGKOK   BEIJING   BOSTON   BRUSSELS   CHARLOTTE   DALLAS   DUBAI   HOUSTON   LONDON   LOS ANGELES

MIAMI   NEW YORK   NORFOLK   RALEIGH/DURHAM   RICHMOND   SAN FRANCISCO   THE WOODLANDS   TYSONS   WASHINGTON, DC

www.HuntonAK.com

January 10, 2019

As to factual matters, we have relied upon representations included in the Reorganization Agreement, upon certificates of officers of Spirit and upon certificates of public officials. Whenever the phrase “to our knowledge” or “known to us” is used herein, it refers to the actual knowledge of the attorneys of this firm involved in the representation of Spirit in this transaction without independent investigation.

Based upon the foregoing and such other information and documents as we have considered necessary for the purposes hereof, and subject to the assumptions, qualifications and limitations noted herein, we are of the opinion that:

1.	Spirit is a corporation validly existing and in good standing under the laws of the State of Texas. Spirit has the corporate power and authority to issue the Shares.

2.

After appropriate authorization by the shareholders of Spirit of the issue of the Shares, the Shares will have been duly authorized for issuance and, when the Registration Statement has been declared effective by order of the Commission and the Shares have been issued upon the terms and conditions, and for the consideration, set forth in the Reorganization Agreement, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement referred to above and to the reference to this firm under the heading “Legal Matters” therein. In giving such consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the Commission.

The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated. The opinions expressed herein are rendered as of the date hereof and constitute statements of our professional legal judgment and do not constitute a warranty or guaranty of any matter. We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth.

Sincerely,

/s/ Hunton Andrews Kurth LLP